Exhibit 99.1

Arbutus Announces Appointment of Daniel Burgess to Board of
Directors

VANCOUVER, B.C. and DOYLESTOWN, Pa., March 23, 2017 (GLOBE NEWSWIRE) -- Arbutus Biopharma
Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced that the Company has appointed Daniel Burgess to the Board of Directors and Audit
Committee effective immediately.

Mr. Burgess has more than 25 years of executive level operating experience in biotech companies, including substantial experience in the anti-infective field. He is currently a Venture Partner at SV Life
Sciences, is Chairman of the Board of Nabriva Therapeutics (NASDAQ:NBRV) and is on the board of
Cidara Therapeutics (NASDAQ:CDTX) as well as several private biotechnology companies. In addition, he is Chairman of Biocom, the life science industry organization of California that represents more than 800 member companies. Prior to his current roles, Mr. Burgess was President of Rempex Pharmaceuticals, a
company he co-founded in 2011 and subsequently sold to The Medicines Company in December 2013.
Prior to Rempex, Mr. Burgess was President and Chief Executive Officer of Mpex Pharmaceuticals, Inc.,
which was acquired by Aptalis Pharma Inc. (now Allergan) in 2011. Previously, Mr. Burgess was Chief
Operating Officer and Chief Financial Officer of Harbor BioSciences, Inc., formerly Hollis-Eden
Pharmaceuticals, Inc. Prior to Hollis-Eden, Mr. Burgess spent ten years with Gensia Sicor, Inc. (acquired by
Teva Pharmaceutical Industries Limited) where he held a variety of executive level positions with responsibility for overall finance for the company as well as a number of different operating units. Mr.
Burgess holds a B.A. in economics from Stanford University and an M.B.A. from Harvard Business School.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic HBV infection. Arbutus is headquartered in
Vancouver, BC, and has facilities in Doylestown, PA. For more information, visit www.arbutusbio.com.

Contact Information

Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604-419-3200
Email: acutler@arbutusbio.com

Media
David Schull
Russo Partners
Phone: 858.717.2310
Email: david.schull@russopartnersllc.com